CARMAX REPORTS RECORD QUARTERLY RESULTS

Richmond, Va., June 22, 2011 – CarMax, Inc. (NYSE:KMX) today reported record results for the first quarter ended May 31, 2011.

▪	Net sales and operating revenues increased 18% to $2.68 billion from $2.26 billion in the first quarter of last year.

▪	Comparable store used unit sales increased 6% for the quarter.

▪	Total used unit sales rose 8% in the first quarter.

▪	Total wholesale unit sales increased 32% in the first quarter.

▪	Net earnings increased 25% to $126.3 million, or $0.55 per diluted share, compared with $101.1 million, or $0.44 per diluted share, earned in the first quarter of fiscal 2011.

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Net earnings were increased by approximately $0.03 per share in both the current year period and the prior period as a result of favorability in the CarMax Auto Finance (CAF) provision for loan losses versus expectations.

First Quarter Business Performance Review

Sales.  “We are pleased to report another quarter of strong results,” said Tom Folliard, president and chief executive officer.  Comparable store used unit sales increased 6%, fueled by increased customer traffic.  While traffic for the current quarter remained solidly above the prior year level, sales conversion dipped somewhat.  We are especially pleased with our performance in light of recent economic and market challenges, including higher gas and vehicle prices, the uptick in the unemployment rate and the recent pull-back in consumer confidence.

Wholesale unit sales increased 32% compared with the first quarter of fiscal 2011.  The improvement reflected a significant increase in appraisal traffic combined with the benefit of a continued strong appraisal buy rate.  We believe appraisal traffic benefited from the lift in new car industry sales and related used vehicle trade-in activity and from the strength of used vehicle pricing.

Other sales and revenues increased 9% compared with the first quarter of last year.  Extended service plan (ESP) revenues increased 12%, reflecting the growth in our retail vehicle sales and an increase in ESP penetration resulting from the plan design improvements rolled out in mid-fiscal 2011.

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Gross Profit. Total gross profit increased 15% to $383.1 million from $333.5 million in the first quarter of fiscal 2011.  Used vehicle gross profit increased 8%, primarily driven by the growth in unit sales.  Used vehicle gross profit per unit increased slightly, to $2,224 per unit from $2,212 per unit in the prior year quarter.

Wholesale vehicle gross profit increased 42%, reflecting the 32% rise in wholesale unit sales and an increase in wholesale gross profit per unit to $1,013 from $942 in the first quarter of fiscal 2011.  Wholesale gross profit per unit continued to benefit from the favorable wholesale pricing environment and the strong dealer-to-car ratios at our auctions.  The steep increase in industry pricing and strong dealer demand contributed to the record wholesale gross profits.

CarMax Auto Finance.  CAF income was $69.7 million compared with $57.5 million in the first quarter of the prior year.  The interest margin (which reflects the spread between the interest charged to consumers and our related funding costs, before the provision for loan losses) increased from the prior year quarter.  The interest margin has gradually widened as loan originations in the last two years have become an increasingly large percentage of total managed receivables.

The provision for loan losses was a credit of $1.0 million compared with an expense of $0.9 million in the prior year’s first quarter.  Net charge-offs in both periods were significantly below both our forecast and previous trends.  The lower-than-expected losses and the resulting adjustments to the allowance for loan losses related to future periods favorably affected net income per share by $0.03 in both the first quarter of the current year and the first quarter of the prior year.

CAF net loans originated increased 33% compared with the first quarter of fiscal 2011.  The increase reflected both the growth in our retail vehicle sales and our decision to retain an increasing portion of the loans that third-party providers had been purchasing since CAF’s tightening of lending standards in 2009.

SG&A.  Selling, general and administrative expenses increased 9% to $248.2 million from $226.7 million in the prior year’s first quarter.  The increase in SG&A included increased sales commissions and other variable costs associated with the increase in unit sales.  In addition, we modestly increased our advertising spending per used unit sold.  The SG&A ratio was 9.3% in the current year’s quarter compared with 10.0% in the prior year quarter, reflecting the increases in retail and wholesale unit sales and average selling prices.

Superstore Openings.  During the first quarter of fiscal 2012, we opened two used car superstores, entering the Baton Rouge, Louisiana, and Lexington, Kentucky, markets.

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Supplemental Financial Information

Sales Components

(In millions)	Three Months Ended May 31 (1)
	2011	2010	Change
Used vehicle sales	$2,071.5	$1,832.1	13.1%
New vehicle sales	61.9	50.9	21.6%
Wholesale vehicle sales	477.8	316.5	51.0%
Other sales and revenues:
Extended service plan revenues	46.3	41.4	12.0%
Service department sales	25.2	26.3	(4.5)%
Third-party finance fees, net	(3.3)	(5.3)	37.1%
Total other sales and revenues	68.2	62.5	9.2%
Net sales and operating revenues	$2,679.4	$2,261.9	18.5%

(1)  Percent calculations and amounts shown are based on amounts presented on the attached consolidated statements of earnings and may not sum due to rounding.

Retail Vehicle Sales Changes
	Three Months Ended May 31
	2011	2010
Comparable store vehicle sales:
Used vehicle units	6%	9%
New vehicle units	14%	5%
Total	6%	8%

Used vehicle dollars	11%	18%
New vehicle dollars	22%	5%
Total	12%	18%

Total vehicle sales:
Used vehicle units	8%	9%
New vehicle units	14%	5%
Total	8%	9%

Used vehicle dollars	13%	18%
New vehicle dollars	22%	5%
Total	13%	18%

Unit Sales
	Three Months Ended May 31
	2011	2010
Used vehicles	108,511	100,925
New vehicles	2,435	2,134
Wholesale vehicles	85,062	64,359

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Average Selling Prices
	Three Months Ended May 31
	2011	2010
Used vehicles	$18,902	$17,964
New vehicles	$25,288	$23,721
Wholesale vehicles	$5,469	$4,786

Selected Operating Ratios

(In millions)	Three Months Ended May 31
	2011	% (1)	2010	% (1)
Net sales and operating revenues	$2,679.4	100.0%	$2,261.9	100.0%
Gross profit	$383.1	14.3%	$333.5	14.7%
CarMax Auto Finance income	$69.7	2.6%	$57.5	2.5%
Selling, general and administrative expenses	$248.2	9.3%	$226.7	10.0%
Operating profit (EBIT) (2)	$204.6	7.6%	$164.4	7.3%
Net earnings	$126.3	4.7%	$101.1	4.5%

(1)  Calculated as the ratio of the applicable amount to net sales and operating revenues.
(2)  Equals earnings before interest and income taxes.

Gross Profit

(In millions)	Three Months Ended May 31
	2011	2010	Change
Used vehicle gross profit	$241.3	$223.2	8.1%
New vehicle gross profit	1.4	1.5	(6.6)%
Wholesale vehicle gross profit	86.2	60.7	42.1%
Other gross profit	54.2	48.1	12.6%
Total gross profit	$383.1	$333.5	14.9%

Gross Profit per Unit
	Three Months Ended May 31
	2011		2010
	$/unit (1)	% (2)	$/unit (1)	% (2)
Used vehicle gross profit	$2,224	11.6%	$2,212	12.2%
New vehicle gross profit	$593	2.3%	$724	3.0%
Wholesale vehicle gross profit	$1,013	18.0%	$942	19.2%
Other gross profit	$488	79.5%	$467	77.0%
Total gross profit	$3,453	14.3%	$3,236	14.7%

(1)	Calculated as category gross profit divided by its respective units sold, except the other and the total categories, which are divided by total retail units sold.
(2)	Calculated as a percentage of its respective sales or revenue.

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CarMax, Inc.

Components of CAF Income and Other CAF Information

(in millions)	Three Months Ended May 31
	2011		2010
	$	%(1)	$	%(1)
Interest and fee income	$107.9	9.8	$99.8	9.7
Interest expense	(28.5)	(2.6)	(35.2)	(3.4)
Interest margin	79.4	7.2	64.6	6.3
Provision for loan losses	1.0	0.1	(0.9)	(0.1)
Interest margin after provision for loan losses	80.4	7.3	63.7	6.2
Other gain (2)	0.7	0.1	5.1	0.5
Direct CAF expenses	(11.4)	(1.0)	(11.3)	(1.1)
CarMax Auto Finance income	$69.7	6.4	$57.5	5.6

Total average managed receivables, principal only	$4,387.8		$4,123.0
Net loans originated	$689.3		$517.2

Allowance for loan losses, end of period	$34.3		$50.4

Ending receivables funded in the warehouse facilities	$924.0		$795.0
Ending unused warehouse facility capacity	$676.0		$405.0

(1)	Annualized percent of total average managed receivables.
(2)	The 2010 amount includes $2.5 million of service fee income and interest income on retained interest in securitized receivables that previously was reported separately.

Earnings Highlights

(In millions except per share data)	Three Months Ended May 31
	2011	2010	Change
Net earnings	$126.3	$101.1	24.9%
Diluted weighted average shares outstanding	230.3	226.2	1.8%
Net earnings per share	$0.55	$0.44	25.0%

Planned Store Openings

We currently plan to open the following superstores within 12 months from May 31, 2011:

Location	Television Market	Market Status	Planned Opening Date
Escondido, California	San Diego	Existing	Q2 Fiscal 2012
North Attleborough, Massachusetts	Providence	New	Q3 Fiscal 2012
Chattanooga, Tennessee	Chattanooga	New	Q4 Fiscal 2012
Bakersfield, California	Bakersfield	New	Q1 Fiscal 2013
Lancaster, Pennsylvania	Harrisburg	New	Q1 Fiscal 2013
Nashville, Tennessee	Nashville	Existing	Q1 Fiscal 2013

We expect to open between eight and ten stores in the fiscal year ending February 28, 2013.

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Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, June 22, 2011.  Domestic investors may access the call at 1-888-298-3261 (international callers dial 1-706-679-7457).  The conference I.D. for both domestic and international callers is 97137502.  A live webcast of the call will be available on our investor information home page at investor.carmax.com and at www.streetevents.com.

A webcast replay of the call will be available at investor.carmax.com beginning at approximately 1:00 p.m. ET on June 22, 2011, through September 21, 2011.  A telephone replay also will be available through June 29, 2011, and may be accessed by dialing 1-800-642-1687 (international callers dial 1-706-645-9291).  The conference I.D. for both domestic and international callers is 97137502.

Second Quarter Fiscal 2012 Earnings Release Date

We currently plan to release second quarter results on Thursday, September 22, 2011, before the opening of the New York Stock Exchange.  We will host a conference call for investors at 9:00 a.m. ET on that date.  Information on this conference call will be available on our investor information home page at investor.carmax.com in early September.

About CarMax

CarMax, a member of the Fortune 500 and the S&P 500, and one of the Fortune 2011 “100 Best Companies to Work For,” is the nation’s largest retailer of used cars.  Headquartered in Richmond, Va., we currently operate 105 used car superstores in 51 markets.  The CarMax consumer offer is structured around four customer benefits: low, no-haggle prices; a broad selection; high quality vehicles; and customer-friendly service.  During the fiscal year ended February 28, 2011, we retailed 396,181 used vehicles and sold 263,061 wholesale vehicles at our in-store auctions.  For more information, access the CarMax website at www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release about our future business plans, operations, opportunities or prospects, including without limitation any statements or factors regarding expected sales, margins or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.  Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:
•	Changes in general or regional U.S. economic conditions.
•	Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.
•	Changes in consumer credit availability related to our third-party financing providers.
•	Changes in the competitive landscape within our industry.
•	Significant changes in retail prices for used and new vehicles.
•	A reduction in the availability of or access to sources of inventory.
•	Factors related to the regulatory and legislative environment in which we operate.
•	Factors related to geographic growth, including the inability to acquire or lease suitable real estate at favorable terms or to effectively manage our growth.
•	The loss of key employees from our store, regional or corporate management teams.
•	The failure of key information systems.

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•	The effect of new accounting requirements or changes to U.S. generally accepted accounting principles.
•	Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer information.
•	The effect of various litigation matters.
•	Adverse conditions affecting one or more automotive manufacturers.
•	The occurrence of severe weather events.
•	Factors related to the seasonal fluctuations in our business.
•	Factors related to the geographic concentration of our superstores.
•	The occurrence of certain other material events.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2011, and our quarterly or current reports as filed with or furnished to the Securities and Exchange Commission.  Our filings are publicly available on our investor information home page at investor.carmax.com.  Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling 1-804-747-0422 ext. 4287.  We disclaim any intent or obligation to update our forward-looking statements.

Contacts:

Investors and Financial Media:
Katharine Kenny, Vice President, Investor Relations, (804) 935-4591
Celeste Gunter, Manager, Investor Relations, (804) 935-4597

General Media:
Laura Donahue, Vice President, Public Affairs, (804) 747-0422, ext. 4434
Trina Lee, Director, Public Relations (804) 747-0422, ext. 4197

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
(In thousands except per share data)

	Three Months Ended May 31
	2011	%	(1)	2010	%	(1)

Sales and operating revenues:
Used vehicle sales	$2,071,540	77.3		$1,832,066	81.0
New vehicle sales	61,886	2.3		50,898	2.3
Wholesale vehicle sales	477,794	17.8		316,489	14.0
Other sales and revenues	68,197	2.5		62,459	2.8
Net sales and operating revenues	2,679,417	100.0		2,261,912	100.0
Cost of sales	2,296,322	85.7		1,928,364	85.3
Gross profit	383,095	14.3		333,548	14.7
CarMax Auto Finance income	69,661	2.6		57,495	2.5
Selling, general and administrative expenses	248,205	9.3		226,692	10.0
Interest expense	791	--		72	--
Interest income	103	--		80	--
Earnings before income taxes	203,863	7.6		164,359	7.3
Income tax provision	77,575	2.9		63,240	2.8
Net earnings	$126,288	4.7		$101,119	4.5

Weighted average common shares:
Basic	225,570			222,221
Diluted	230,278			226,179

Net earnings per share:
Basic	$0.56			$0.45
Diluted	$0.55			$0.44

(1) Calculated as a percentage of net sales and operating revenues and sums may not equal totals due to rounding.

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
 (In thousands)

	May 31, 2011	May 31, 2010	Feb. 28, 2011
ASSETS
Current assets:
Cash and cash equivalents	$156,003	$13,708	$41,121
Restricted cash from collections on auto loan receivables	170,096	147,016	161,052
Accounts receivable, net	85,058	84,898	119,597
Inventory	1,116,341	894,665	1,049,477
Deferred income taxes	4,268	7,841	5,191
Other current assets	9,187	7,630	33,660

Total current assets	1,540,953	1,155,758	1,410,098

Auto loan receivables, net	4,483,612	4,136,479	4,320,575
Property and equipment, net	949,623	886,652	920,045
Deferred income taxes	86,593	95,210	92,278
Other assets	99,250	97,851	96,913

TOTAL ASSETS	$7,160,031	$6,371,950	$6,839,909

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$288,073	$251,162	$269,763
Accrued expenses and other current liabilities	93,785	87,872	103,389
Accrued income taxes	38,236	51,637	772
Short-term debt	1,172	153	1,002
Current portion of long-term debt	812	59,137	772
Current portion of non-recourse notes payable	140,940	118,485	132,519

Total current liabilities	563,018	568,446	508,217

Long-term debt, excluding current portion	28,125	27,180	28,350
Non-recourse notes payable	4,001,122	3,699,864	3,881,142
Other liabilities	137,340	118,173	130,570

TOTAL LIABILITIES	4,729,605	4,413,663	4,548,279

TOTAL SHAREHOLDERS’ EQUITY	2,430,426	1,958,287	2,291,630

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$7,160,031	$6,371,950	$6,839,909

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
 (In thousands)

	Three Months Ended May 31
	2011	2010

Operating Activities:
Net earnings	$126,288	$101,119
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	15,404	14,432
Share-based compensation expense	15,010	13,461
Provision for loan losses	(1,047)	880
Loss on disposition of assets	191	303
Deferred income tax provision	8,838	15,144
Net decrease (increase) in:
Accounts receivable, net	34,539	(5,839)
Retained interest in securitized receivables	--	43,746
Inventory	(66,864)	(51,532)
Other current assets	24,128	(613)
Auto loan receivables, net	(161,990)	(93,764)
Other assets	(2,948)	(2,827)
Net increase (decrease) in:
Accounts payable, accrued expenses and other current liabilities and accrued income taxes	27,109	24,149
Other liabilities	3,434	(3,051)
Net cash provided by operating activities	22,092	55,608

Investing Activities:
Capital expenditures	(31,046)	(9,154)
(Increase) decrease in restricted cash from collections on auto loan receivables	(9,044)	15,592
Increase in restricted cash in reserve accounts	(2,582)	(6,647)
Release of restricted cash from reserve accounts	3,193	4,549
Sales of money market securities, net	--	1
Net cash (used in) provided by investing activities	(39,479)	4,341

Financing Activities:
Increase (decrease) in short-term debt, net	170	(730)
Issuances of long-term debt	--	151,300
Payments on long-term debt	(185)	(214,671)
Issuances of non-recourse notes payable	1,234,000	748,000
Payments on non-recourse notes payable	(1,105,599)	(756,061)
Equity issuances, net	(2,132)	5,355
Excess tax benefits from share-based payment arrangements	6,015	2,288
Net cash provided by (used in) financing activities	132,269	(64,519)

Increase (decrease) in cash and cash equivalents	114,882	(4,570)
Cash and cash equivalents at beginning of year	41,121	18,278
Cash and cash equivalents at end of period	$156,003	$13,708

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